Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption “Experts” in the Registration Statement previously filed on Form S-3 (333-85070) and related Prospectus and Prospectus Supplement of Portal Software, Inc. for the registration of its common stock and to the incorporation by reference therein of our report dated February 17, 2003, with respect to the consolidated financial statements and schedule of Portal Software, Inc. included in its Annual Report (Form 10-K) for the year ended January 31, 2003, filed with the Securities and Exchange Commission, which Registration Statement has been incorporated by reference into the Registration Statement on Form S-3 dated on or about September 12, 2003.

/s/    ERNST & YOUNG LLP

San Jose, California

September 11, 2003